Exhibit 6.5

ROYALTY SHARING AGREEMENT

ROYALTY SHARING AGREEMENT (the “Agreement”) made this 3rd day of March, 2025 (the “Effective Date”), by and between Musicow IP US, LLC, a Delaware limited liability company, with offices at 345 North Maple Drive, Suite 210, Beverly Hills, California 90210 (“Musicow IP”), Musicow US Vol. I, LLC, a Delaware series limited liability company, with offices at 345 North Maple Drive, Suite 210, Beverly Hills, California 90210 ( “Musicow US Vol. I”), and Musicow Asset US, LLC, a Delaware limited liability company, with offices at 345 North Maple Drive, Suite 210, Beverly Hills, California 90210 (“Musicow Asset”) (each, a Party and collectively, the “Parties”).

RECITALS

Each of the Parties is affiliated with the other Parties hereto.

Musicow IP has purchased from the originating artist (the “Artist”) and owns an interest in and to the copyrights (the “Copyrights”) to the musical compositions and/or master recordings as shall be listed from time to time on Exhibit A appended hereto and made a part hereof (the “Works”). Musicow IP wishes to engage Musicow US Vol. 1 and Musicow Asset in monetizing

Musicow IP’s interest in the royalty revenue stream attributable to the Works (the “Royalty Stream”). The Royalty Stream, for the purposes of this Agreement, shall mean, with respect to any Works that are applicable musical compositions, one hundred percent (100%) of Artist’s entire so-called “writer’s share” of income (the “Writer’s Share”), including, without limitation, all right, title and interest in and to the entire share of all monies, or any portion thereof, collectible on or after the Effective Date (regardless of when earned) derived from each of the Works from any and all sources, including, but not limited to, streaming, performance, mechanical, synchronization, print and any and all other income sources, both domestic and non-domestic, whether now known or hereafter devised, and expressly including for musical compositions, without limitation, the Writer’s Share of performance income from all sources, including, without limitation, BMI,SESAC, ASCAP, Korea Music Copyright Association (“KOMCA”) or any other applicable performing rights organization and with respect to any Works that are master recordings, without limitation, any streaming, synchronization, performance income from SoundExchange or any and all neighboring rights income. To avoid any doubts with respect to Works that are musical compositions, the Writer’s Share shall also expressly include nonperformance royalties, including but not limited to any and all royalties, fees, credits, earnings, income, revenues, remuneration, monies, advances, settlement amounts, and any other sums of any kind payable or becoming payable by any person anywhere in the universe in respect of Artist’s capacity as a songwriter, lyricist, composer, editor, or arranger of the Works. An undivided one hundred percent (100%) of Artist’s entire right, title and interest and control throughout the Universe in and to the Works, the sole and exclusive right to collect an undivided one hundred percent (100%) of the income from the Works and any and all other monies payable or creditable to Artist anywhere in the Universe in connection with the Works from and after the Cash Date, as defined in the applicable purchase agreement, regardless of when such monies is earned or due; any and all of Artist’s rights under Disclosed any agreement with third party royalty payors, distributors, administrators and/or co-publishers (collectively, “Disclosed Agreements”) or other agreements, including the sole and exclusive right to exercise any and all of Artist’s approval and/or audit rights thereunder; subject to the Disclosed Agreements, an undivided one hundred percent (100%) of Artist’s right, title and Interest in and to the rights of administration, if any (whether existing, contingent, expectant or otherwise) that Musicow IP has acquired from Artist are individually and collectively referred to hereinafter as the “Collective Interest.”

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To that end, Musicow IP is willing to: (i) assign the Royalty Stream to Musicow US Vol. I; (ii) agree that Musicow US Vol. I may engage Musicow Asset to assist Musicow US Vol. I to fractionalize the Royalty Stream into fractional interests (the “Royalty Shares”) and sell such Royalty Shares to Investors on an offering platform (the “Musicow Platform”) for which Musicow Asset provides technical and administrative services; (iii) agree that Musicow US Vol. I and Musicow Asset enter into an agreement with a third party broker-dealer registered with the Securities and Exchange Commission (the “SEC”) (a “Registered BD”) to act as the broker of record in the offering and sale of such Royalty Shares to investors (“Investors”) in a securities offering conducted pursuant to SEC Regulation A (“Reg A”); and (iv) for Musicow Asset to enter into an agreement with a Registered BD that operates an alternative trading system (“ATS”) with respect to which a Form ATS has been submitted to the SEC (an “ATS Operator”) to enable Investors to make secondary sales of their Royalty Shares on the ATS operated by the ATS Operator, all on the terms and conditions set forth below.

Musicow Asset is willing to perform a valuation of the Royalty Stream and may engage a third-party music valuation expert to conduct an independent evaluation of the Royalty Stream to determine an offering price for the Royalty Shares. The Parties intend that the Royalty Shares will be sold to Investors at a thirty percent premium over the valuation price agreed upon by Musicow Asset and Musicow IP, which premium, less specified expenses, shall be deducted prior to the thirty percent premium being delivered to Musicow IP by Musicow US Vol. I, all as provided below.

The Parties are each willing to make commitments of time and funds to promote the sale of the Royalty Shares and the Works.

For good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows.

1.	AGREEMENT OF THE PARTIES WITH RESPECT TO FRACTIONAL RIGHTS.

1.1 Musicow IP hereby agrees to assign to Musicow US Vol I all of the Royalty Stream, less a 10% administration fee. Musicow IP understands and agrees that Musicow US Vol. I, with the assistance of Musicow Asset, will fractionalize the Royalty Stream and arrange for the resulting Royalty Shares to be sold to the public on the Musicow Platform with a Registered BD acting as the broker of record.

1.2 Musicow Asset shall perform a valuation of the Royalty Stream and may arrange for a third-party music valuation expert to perform an independent valuation of the Royalty Stream pursuant to the terms and conditions set forth in Section 3 hereof.

1.3 Musicow US Vol. I, with the assistance of Musicow Asset, shall use its best efforts to enter into an agreement with a Registered BD to offer and sell the Interests to Investors pursuant to an offering conducted under Reg A (the “Offering”) pursuant to the terms and conditions of Section 4 hereof; provided, however, that at such time as an affiliate of Musicow US Vol. I is a Registered BD, Musicow US Vol. I may utilize its affiliated Registered BD for such purpose.

1.4 Musicow Asset shall use its best efforts to enter into an agreement with an ATS Operator to facilitate secondary sales of the Royalty Shares by the Investors; provided, however that at such time as an affiliate of Musicow Asset is a Registered BD and an ATS Operator, Musicow Asset may utilize its affiliated Registered BD for such purpose.

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1.5 The artist that assigned the Copyright(s) to Musicow IP (the “Artist”) has agreed with Musicow IP to undertake efforts to promote the sale of the Works.

1.6 For the avoidance of doubt, Musicow US Vol. I agrees that Musicow IP will have the right to collect and receive all income, royalties and other monies attributable to the Royalty Shares less a 10% Administration Fee (“Income”). When the Royalty Shares are purchased by the Investors, Musicow IP, will, administer and distribute the Income to Musicow US Vol. I on a monthly basis, no later than 45 days following the end of the preceding month, after which Musicow US Vol. I will administer and distribute such Income to the Investors.

2.	MUSICOW IP’S REPRESENTATIONS, WARRANTIES AND COVENANTS WITH RESPECT TO THE WORKS.

2.1 Exhibit A annexed hereto and incorporated herein by reference thereto correctly and completely sets forth, with respect to the Copyrights, the Royalty Stream and the Royalty Shares subject to this Agreement, (i) the full title of each Work included in the Copyrights producing the Royalty Stream subject to this Agreement, (ii) Musicow IP’s existing percentage ownership of each such Copyright and (iii) the Royalty Stream with respect to which Musicow US Vol. I and Musicow Asset are being granted certain rights and undertaking certain obligations pursuant to the terms of this Agreement.

2.2 In reliance upon written representations and warranties made to Musicow IP by the Artist and in connection with Musicow IP’s assignment to Musicow US Vol. I of all or a portion of Musicow IP’s interest in the Copyright(s) related to the Works listed on Exhibit A hereto, and after reasonable due diligence performed by Musicow IP with respect to such representations and warranties, Musicow IP makes the following representations and warranties to Musicow US Vol. I; provided, however, that there can be no guaranty, despite Musicow IP’s reasonable due diligence, that Musicow IP’s representations and warranties to Musicow US Vol. I are accurate or complete when made and/or on a continuing basis.

2.2.1 Musicow IP is the sole and exclusive owner of all right, title and interest in and to the Copyright for each and every Work, and has the right to collect all revenues related to the Royalty Stream produced by the Copyrights expressly including, without limitation, administration rights, and all other rights of whatsoever kind or nature therein and thereto, whether now or hereafter known, and all claims and demands accrued or to accrue with respect thereto, and the copyrights and renewal, extended and reversionary terms of copyright therein and thereto, and all rights to secure renewals, extensions and reversions of copyright, throughout the universe, all as set forth in and except only to the extent (if at all) expressly limited by Exhibit A. Musicow IP has good and marketable title to the Copyrights related to the Royalty Stream with respect to each and every Work and no interest in the Copyrights owned by Musicow IP or the related Royalty Stream with respect to any of the Works has been assigned, pledged, diluted or otherwise transferred or encumbered, nor has any security interest, lien, mortgage or other encumbrance been granted therein by or on behalf of Musicow IP, to secure indebtedness or otherwise. Other than as may be expressly contained in the Exhibits attached hereto, no other person or entity has or shall have any right, title or interest in or to the Master Copyrights) or the related Royalty Streams that is inconsistent with any right Musicow IP is hereby granting to Musicow US Vol. I, and/or Musicow Asset, and Musicow IP has not heretofore done or permitted to be done, and shall not hereafter do or permit to be done, any act or thing that is or may be inconsistent with Musicow US Vol. I’s and/or Musicow Asset’s sole and exclusive rights and obligations with respect to the Copyrights or the Related Royalty Streams or that shall impair, curtail, dilute or derogate from any right granted to Musicow US Vol. I and/or Musicow Asset by this Agreement.

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2.2.2 Within the time and in the manner prescribed by law, all federal, state and local tax returns required by law related to Musicow IP or the Copyrights have been properly and timely filed with respect to Musicow IP’s ownership, and all taxes, assessments and penalties due and payable with respect to the Works have been fully and timely paid. There is no present dispute as to any tax of any kind or nature payable with respect to Musicow IP, the Works and/or the Copyrights. All federal, state, local and foreign taxes accrued or owing up to and including the Effective Date (as defined in Section 4 below), arising out of or in connection with the Royalty Stream, if required by applicable law, have been or shall be fully and timely paid or caused to be fully and timely paid by Musicow IP, and Musicow IP.

2.2.3 No adverse claim of any nature, kind or description currently exists and no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation is currently pending, threatened or anticipated with respect to any portion of the Copyrights, the Royalty Streams, the Works, or any of them.

2.2.4 Each and every Work is original and does not infringe upon any other work or any right of any kind or nature of any third party, including any intellectual property right (i.e., copyrights or trademark rights).

2.2.5 There is no defect in title with respect to Musicow IP’s ownership of the Copyright and/or Royalty Stream related to any Work, including that (i) the Works do not contain any uncleared samples, (ii) all required producer agreements, side artist agreements and sample agreements related to the Works have been executed, and (iii) there are no liens or encumbrances, including unrecouped balances due to any record distribution company or other third party, in connection with the production, marketing or distribution of the Works. There is no judgment, order, writ, injunction, award or decree of any court, arbitrator, governmental agency or instrumentality that would prevent, condition or delay execution or performance of this Agreement or any of the transactions contemplated hereby.

2.2.6 The execution and performance of this Agreement is not prohibited by and shall not violate or constitute a breach of any contract, agreement, indenture or other document to which Musicow IP is a party or that is binding upon Musicow IP, or any warranty, representation or covenant contained therein, and, to Musicow IP’s knowledge, shall not violate any foreign, federal, state or local law, rule or regulation.

2.2.7 No action has been or shall in the future be taken, permitted, facilitated or publicly endorsed by Musicow IP, any agent or representative of Musicow IP or by any thirdparty on behalf of Musicow IP that would tend to undermine, challenge, contest, tarnish or impair the validity of the Copyrights in any of the Works under the U.S. Copyright Act of 1976, as amended, 17 U.S.C. §§ 101 et seq., regulations promulgated pursuant thereto, or any other statutory or common law pertaining to copyright, the Royalty Stream, or the reputation of any Work. No action within the reasonable control of Musicow IP, any agent or representative of Musicow IP or by any third party on behalf of Musicow IP, has failed to be taken to reasonably protect the reputation of any Work and the validity of any Copyrights in any of the Works under statutory or common law of the United States or any other jurisdiction.

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2.2.8 Musicow IP’s membership agreement(s) with SoundExchange, BMI, SESAC, Korea Music Copyright Association (“KOMCA”) and any third party that collects neighboring rights royalties for Musicow IP, if any, were made in the ordinary course of business and contain only the usual terms and conditions and fall within parameters considered normal and customary within the music industry. By way of illustration of the aforesaid, but not by way of limitation, no such agreement or arrangement is less favorable to Musicow IP than a standard arrangement with SoundExchange and any third party that collects neighboring rights royalties. Musicow IP, and Musicow has relied on the Artist’s representation and warranty that the Artist, is not bound by any exclusive agreement, understanding or arrangement concerning the administration, publication, recording, distribution or other exploitation of any of the Works in any country of the universe, including, without limitation, the United States that will affect the right of Musicow US Vol. I to collect the earnings from the Royalty Streams. Musicow IP agrees to do all acts and things to allow Musicow US Vol. I to collect all earnings from the Royalty Streams, including but not limited to performance and neighboring rights royalties.

2.2.9 Musicow IP has not lost, whether by termination or amendment of any contract relating thereto or by expiration or non-renewal of any copyright therein, or disposed of any interest in any portion of the Copyright). The Copyright in each and every Work owned by Musicow IP is owned by Musicow IP for the full period of each such Copyright, including any and all extensions, renewals and/or reversionary periods in all countries of the universe.

2.2.10 Musicow IP does not have any debt, liability or obligation of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, and whether due or to become due, with respect to or affecting any portion of the Copyright in any of the Works or any Royalty Stream related thereto. The Copyright in and Royalty Stream related to each and every Work is free and clear of any and all liens, charges, mortgages, pledges, claims, encumbrances, obligations and liabilities of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise. There is no agreement pursuant to which any portion of the Copyrights and/or the related Royalty Streams secures any loan or indebtedness of Musicow IP or any third party. Musicow IP hereby further warrants that there is no agreement, and Musicow IP shall not enter into any, agreement or commitment (including without limitation, any crosscollateralization or security agreement) that shall interfere with or encumber any portion of the Copyrights and/or the Royalty Streams. Musicow IP shall take any and all action, at Musicow IP’s own expense, that Musicow Asset and/or Musicow US Vol. I deems reasonably necessary or desirable to properly satisfy the warranties contained in this subsection and those contained throughout this Agreement.

2.2.11 Musicow IP has complied with all, and is not in violation of any, applicable foreign, federal, state and local statutes, laws and regulations affecting or relating to ownership or exploitation of the Copyrights and/or the related Royalty Streams.

2.2.12 No person or entity holds a power of attorney on behalf of Musicow IP affecting, directly or indirectly, all or any portion of the Copyrights and/or the Royalty Streams.

2.2.13 As of the Effective Date, Musicow IP shall have no outstanding, unrecouped and unearned third-party advance that Musicow IP has received in respect of any of the Works covered by the Copyrights. In the event that there is any such outstanding, unrecouped and/or unearned third-party advance, the aggregate amount of such outstanding, unrecouped and/or unearned third-party advance(s) shall be, in addition to Musicow US Vol. 1’s and Musicow Asset’s other rights, paid by Musicow IP promptly upon the demand therefor by Musicow US Vol. 1 and/or Musicow Asset. Musicow IP hereby warrants and represents that as of the execution of this Agreement, there is no such outstanding, unrecouped and/or unearned advance.

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2.2.14 The Works and the Royalty Streams are currently being distributed by a third party distributor or administrator (“Distributor”), and the execution and delivery of this Agreement shall not impair or otherwise affect the earnings of the Works and the Royalty Streams. In the event Musicow IP intends to change distributors, Musicow IP shall obtain Musicow US Vol. I’s written approval and the agreement with such new distributor.

3.	MUSICOW IP’S GENERAL REPRESENTATIONS AND WARRANTIES

3.1 This agreement has been duly executed and delivered by Musicow IP. Musicow is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or conduct of its business requires such qualification.

3.2 Musicow IP has all necessary right, power, legal capacity and authority to execute and deliver this Agreement and any and all other documents and instruments contemplated hereby and to perform and comply with all of the terms, conditions and obligations hereunder and thereunder and the transactions contemplated hereby and thereby. No approval or consent of any person, firm or corporation other than Musicow IP is or shall be necessary in connection therewith. This Agreement and each document or instrument contemplated hereby is legal, valid and binding upon Musicow IP and is and shall be enforceable in accordance with its terms.

3.3 All conditions required of Musicow IP under this Agreement to be able to fulfill its obligations under this Agreement have been satisfied, including, without limitation, the obtaining of each and every consent, approval or waiver (if any), the giving of each and every notice (if any), the making of each and every filing (if any) and the satisfaction of each and every payment or claim (if any) of any third party. No third party has or shall have any right of approval, right of first negotiation, right to match an offer or right of first refusal with respect to this transaction. There is no so-called “key man” clause in any agreement relating to any portion of the Copyrights and/or the Royalty Streams. No current or prior employee or associate of Musicow IP has any actual or potential claim against Musicow IP, Musicow US Vol. I, Musicow Asset, the Royalty Stream and/or any of the Copyrights that shall in any way impair, lessen or interfere with any of the rights, interests or benefits of Musicow Asset and/or Musicow US Vol. I hereunder.

3.4 None of the representations and warranties made by Musicow IP or made in any exhibit, certificate, memorandum, document or instrument furnished or to be furnished by Musicow IP or on Musicow IP’s behalf, contains or shall contain any untrue statement of a material fact, or omits or shall omit any fact, the omission of which would be materially misleading.

3.5 As of the Effective Date, Musicow IP is able to meet all of Musicow IP’s liabilities as they mature, is not insolvent, and has no intention to file, and has no notice of any intention or threat on the part of any third party to file against Musicow IP or on Musicow IP’s behalf, any petition initiating any proceeding under the Federal Bankruptcy Act, 11 U.S.C. §§ 101 et seq. (2022), or the insolvency laws of any state.

Musicow IP has complied with all, and is not in violation of any, applicable federal, state and local statutes, laws and regulations affecting (i) its properties and/or the operation of its business or (ii) the Collective Interest.

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4.	VALUATION OF THE INTERESTS.

4.1 Musicow Asset shall, at its sole expense, perform a valuation of the Royalty Streams to be fractionalized and sold in an offering pursuant to Reg A.

4.2 Thereafter, Musicow Asset may engage a third-party music valuation expert to perform a valuation of the Royalty Streams evaluated by Musicow Asset, the expense of such third-party evaluation to be borne solely by Musicow Asset.

4.3 Following the completion of the valuations referred to in subsections 4.1 and 4.2 above, and in the event the valuations differ, the greater valuation shall prevail.

4.4 The valuation shall then be presented to Musicow IP, which may accept or reject the valuation. If the valuation is accepted, it shall be the designated fair market value of the Royalty Streams (the “Fair Market Value”). If the valuation is rejected, and Musicow IP and Musicow Asset cannot agree on an evaluation, this Agreement shall terminate pursuant to the terms of Section 8 hereof.

5.	THE REG A OFFERING AND SALE OF THE ROYALTY SHARES.

5.1 Musicow US Vol. I shall use its best efforts to enter into an agreement with a Registered BD to act as the broker of record in connection with the offer and sale of the Royalty Shares on behalf of Musicow US Vol. I to the public in an Offering conducted pursuant to Reg A on the terms and conditions set forth in this Section 5.

5.2 If Musicow US Vol. I is unable to negotiate such an agreement, this Agreement shall terminate pursuant to the terms and conditions set forth in Section 8 hereof.

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5.3 To the extent any of the Royalty Shares being offered for sale are not sold within ninety (90) days of the commencement of the Offering, at the conclusion of such ninety day period, Musicow US Vol. I shall transfer the unsold Royalty Shares to Musicow IP; provided, however, in the alternative, Musicow US Vol. I may retain such Royalty Shares, paying Musicow IP the Income received on the Royalty Shares so retained during and with respect to the Royalty Share retention period, reoffer the Royalty Shares at any time during the Offering period. Provided that Musicow IP is not in breach of any of Musicow IP’s representations, warranties, obligations, covenants or agreements contained in this Agreement, and in reliance upon the warranties, representations, obligations, covenants and agreements contained herein, Musicow US Vol. I agrees to pay to Musicow IP the Fair Market Value plus twenty five percent (25%) of the net amounts (“Net Proceeds”) received by Musicow US Vol. I as partial consideration for the assignment by Musicow IP of the Royalty Streams. Net Proceeds shall be calculated by deducting from the aggregate gross proceeds of the Offering in excess of the Fair Market Value (which will equal a premium of up to thirty percent (30%) over the Fair Market Value) the following: (i) Musicow Asset’s fee for general and administrative services rendered to Musicow US Vol. 1 in connection with the Offering (including, but not limited to, identifying and negotiating agreements with Registered BDs, and other vendors, performing the valuation for determining the Fair Market Value, and providing promotional and other services in connection with the operation of the Musicow Platform but excluding any sales or other brokerage activities), such fee to equal five percent (5%) of the Fair Market Value; and (ii) the Registered BD’s commission and fees with respect to the Offering (which shall equal one percent (1%) of the amounts raised pursuant to the Offering).

6.	SECONDARY SALES OF THE INTERESTS ON AN ALTERNATIVE TRADING SYSTEM.

6.1 Musicow Asset shall utilize its best efforts to enter into an agreement with a Registered BD that is an ATS Operator to enable Investors in the Offering to resell their Royalty Shares on the secondary market via the ATS Operator’s ATS on the terms and conditions set forth in this Section 5. Musicow Asset shall utilize its best efforts to cause the agreement with the ATS Operator referred to in Section 6.1 to include a provision for Musicow Asset to purchase a class of the ATS Operator’s securities (the “BD Shares”) that entitle Musicow Asset to revenue stream dividends from twenty-five percent (25%) to fifty percent (50%) of the net profits of the ATS Operator derived from transaction fees earned by the ATS Operator on account of secondary sales of the Royalty Shares effected on the ATS (the “ATS Net Profits”) (the “ATS Net Profits Dividends”). The agreement with the ATS Operator shall provide that the ATS Operator shall calculate the ATS Net Profits by subtracting from the gross revenues earned by the ATS Operator attributable to such transactions the ATS Operator’s fees plus any verifiable costs incurred by the ATS Operator related to transactions in such Royalty Shares;

6.2 Musicow Asset shall deduct from the ATS Net Profits Dividends received its operating costs incurred in connection with the transactions in Royalty Shares effected on the ATS.

6.3 Provided that Musicow IP is not in breach of any of Musicow IP’s warranties, representations, obligations, covenants or agreements contained in this Agreement, upon receipt by Musicow Asset of the ATS Net Profits Dividends described in Section 6.2 above, Musicow Asset shall deduct from such Net Profits Dividends Musicow Asset’s operating expenses incurred in connection with the transactions that generated the revenues from which the ATS Net Profits were derived. Musicow Asset shall distribute to Musicow IP, in partial payment for Musicow IP’s assignment to Musicow US Vol. 1 of the Copyrights to which the Royalty Shares relate, Musicow IP’s share of the Net Profits Dividends calculated in accordance with Exhibit B attached hereto and incorporated herein by reference thereto.

6.4 Musicow US Vol. I reserves the right, in its sole discretion, to delist a Royalty Share from the ATS after 24 months from the date such Royalty Share is listed on the ATS if it deems reasonably necessary or appropriate. In such event, Musicow US Vol. 1 shall have the right, but not the obligation, to repurchase the Interests in such Royalty Share at the most recently transacted purchase price for the Royalty Share on the ATS.

6.5 If Musicow Asset is unable to conclude an agreement with the ATS Operator containing the provisions described in subsections 6.1 and 6.2 above, this Agreement shall terminate pursuant to the terms and conditions set forth in Section 8 hereof.

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7. INDEMNITY. Without in any way limiting any of Musicow Asset’s and/or Musicow US Vol. I’s rights set forth in this Agreement, Musicow IP shall indemnify, defend and hold Musicow Asset and Musicow US Vol. I and their respective officers, directors, managing members, employees, representatives, agents, subsidiaries and affiliates (collectively, the “Indemnified Parties”), harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, settlements, recoveries, harms and deficiencies (individually, each of the foregoing may be referenced as a “Claim” and collectively, all of the foregoing may hereafter be referenced as “Claims”), including, without limitation, interest, penalties and attorneys’ and other expert fees and court costs (whether or not any legal action is actually commenced), that any Indemnified Parties may incur or suffer, and that arise, result from or in any manner relate to any breach of, or failure by Musicow IP to perform, any of Musicow IP’s representations, warranties, covenants, agreements or obligations in this Agreement or in any agreement, certificate, exhibit or other instrument furnished or to be furnished by Musicow IP, or any of Musicow IP’s agents, and/or any Claim or assertion that is inconsistent with any of Musicow IP’s representations, warranties, covenants, agreements or obligations in this Agreement or in any agreement, certificate, exhibit and/or other instrument furnished or to be furnished by Musicow IP or any of Musicow IP’s agents, which right shall be in addition to the Indemnified Parties other rights and remedies under this Agreement. The Indemnified Parties, or any of them, shall promptly notify Musicow IP in writing of any Claim or actual or alleged breach of this Agreement. When invoking this indemnity provision, the Indemnified Parties may either retain control of the defense against the Claims, or permit Musicow IP to control the defense against the Claims subject to approval by the Indemnified Parties of Musicow IP’s legal counsel, which approval shall not be unreasonably withheld, conditioned or delayed. If relinquishing control of the defense against Claims to Musicow IP, the Indemnified Parties may nevertheless participate in the defense of any Claim at their sole expense with the Indemnified Parties’ separate counsel. Notwithstanding any of the foregoing indemnity terms, Musicow IP shall not settle or plead nolo contendere to any Claim which may tarnish the reputation of the Indemnified Parties or diminish the value of any of the Copyrights or the Works without prior written approval of the Indemnified Parties.

8.	TERMINATION OF AGREEMENT.

8.1 This Agreement may only be terminated for cause and shall remain in effect until the earlier to occur of:

8.1.1 The expiration of all of the Copyrights, and any renewals and extensions and reversions thereof, in all jurisdictions anywhere in the universe;

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8.1.2 The occurrence of a breach of a Party’s representations, warranties and covenants set forth herein. The foregoing notwithstanding, no such breach shall result in the termination of this Agreement unless and until written notice of breach shall be served on the breaching Party by a non-breaching Party and the breaching Party shall have failed to cure such breach within thirty (30) days after the breaching Party’s receipt of such notice, or if such breach cannot reasonably be cured by the breaching Party within such thirty (30) day period, the breaching Party shall have failed to commence to cure such breach within such thirty (30) day period and continue to so cure with reasonable diligence (provided that the period to cure a breach relating to any payment due hereunder shall be fifteen (15) business days after the breaching Party’s receipt of such notice of breach from a non-breaching Party). The Artist hereby waives the right to rescind this Agreement as a result of Musicow US Vol. I’s or Musicow Asset’s breach, whether actual or threatened, of the terms and conditions of this Agreement and Musicow IP acknowledges that Musicow IP shall be limited to the recovery of money damages alone in any action to enforce the terms of this Agreement;

8.1.3 The failure of the Offering to commence within one year of the Effective Date; and/or

8.1.4 The failure of Musicow Asset to enter into an agreement with an ATS Operator with respect to secondary sales of the Interests within two years of the Effective Date.

8.2 In the event of the termination of this Agreement for cause due to a breach by Musicow IP that is not cured within the applicable cure period set forth in subsection 8.1. 2 above, Musicow IP’s right to payments hereunder shall cease as of the date of termination; provided, however, that Musicow IP shall be entitled to receive payments accrued but unpaid through the date of termination.

8.3 All representations, warranties, covenants and other agreements, and all indemnities with respect thereto, made by Musicow IP under this Agreement or pursuant hereto shall survive the termination of this Agreement and shall remain in full force and effect in perpetuity.

9.	INTENTIONALLY DELETED.

10.	ENFORCEMENT OF COPYRIGHT AND THIRD-PARTY INFRINGEMENT CLAIMS.

10.1 Notice of Infringement or Third-Party Claims. If (a) any Party believes that any of the Works is being infringed or misappropriated by a third party, or (b) if a third party alleges that any copyright in the Works is invalid or unenforceable or claims that the Works or any part thereof, or its use, development, or sale infringes such third party’s intellectual property rights, the party possessing such belief or awareness of such claims shall promptly provide written notice to the other Parties and provide reasonable details of such infringement or claim, as applicable, that are known.

10.2 Right to Bring Action or Defend.

10.2.1 Musicow IP has the sole right and discretion to prevent or abate any actual or threatened misappropriation or infringement and attempt to resolve any claims relating to copyright, including the Copyrights, in Works, including by (a) prosecuting or defending any opposition, derivation, interference, declaratory judgment, federal district court, federal government body (including without limitation, U.S. Copyright Office, U.S. Department of Justice or U.S. Customs and Border Protection) or other proceeding of any kind, and (b) taking any other lawful action that Musicow IP, in its sole discretion, believes is reasonably necessary, to protect, enforce or defend any copyright. Musicow IP has the right to prosecute or defend any such proceeding in Musicow IP’s own name or, if required by applicable law or otherwise necessary or desirable for such purposes, in the name of Musicow US Vol. I or Musicow Asset and may join the same as a party if a court of competent jurisdiction determines them to be an indispensable party to such proceeding. Musicow IP shall bear its own costs and expenses in all such proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein.

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10.2.2 If Musicow IP brings or defends any such proceeding, Musicow Asset and/or Musicow US Vol. I shall cooperate with Musicow IP in the conduct thereof, including having its respective employees testify when requested and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like, subject to Musicow IP’s cost, or if agreed by Musicow Asset and/or Musicow US Vol. I under the circumstances, reimbursement of any out-of-pocket expenses incurred, on an on-going basis by Musicow Asset and/or Musicow US Vol. I in providing Musicow IP such assistance.

10.3 No Obligation to Sue. Musicow IP shall have no obligation to bring any suit, action or other proceeding against any alleged infringer of any of the Works unless the alleged infringer’s sales of products purportedly covered by the relevant Musicow IP copyright, if licensed, would generate royalties of at least 50,000 US Dollars per quarter.

10.4 Recovery and Settlement. If Musicow IP undertakes the enforcement or defense of any copyright covering the Works:

10.4.1 Any recovery, damages or settlement derived from such suit, action or other proceeding shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Musicow IP, with sixty percent (60%) of the balance retained by Musicow IP and any remainder provided to Musicow Asset and/or Musicow US Vol. I, as the case may be; and

10.4.2 Musicow IP may settle any such suit, action or other proceeding, whether by consent order, settlement or other voluntary final disposition, without the prior written approval of Musicow Asset and/or Musicow US Vol. I, provided that Musicow IP shall not settle any such suit, action or other proceeding in a manner that adversely affects the rights of Musicow Asset and/or Musicow US Vol. I without such entity’s(ies’) prior written consent.

11. NOTICES. Any notice, request, demand, instruction, payment and other communication given under or in connection with this Agreement shall be in writing and shall be delivered by hand or sent by United States first class registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to Musicow IP, to Musicow IP at the address for Musicow IP first set forth on page 1 above.

With a copy sent to:

Linda Lerner

Halloran Farkas & Kittila LLP

5801 Kennett Pike

Wilmington, DE 19807

If to Musicow Asset, to the attention of Musicow Asset’s Managing Member at the address for Musicow Asset first set forth on page 1 above,

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With a copy sent to:

Linda Lerner

Halloran Farkas & Kittila LLP

5801 Kennett Pike

Wilmington, DE 19807

If to Musicow US Vol. 1, to the attention of Musicow US Vol. 1’s Managing Member at the address for Musicow US Vol. 1 first set forth on page 1 above,

With a copy sent to:

Linda Lerner

Halloran Farkas & Kittila LLP

5801 Kennett Pike

Wilmington, DE 19807

Any Party, by a notice given in the foregoing manner, may change its address for purposes of any subsequent notice. Notices shall be deemed to have been duly given when delivered by hand as specified above or five (5) days after being mailed in the United States by first class registered or certified mail as specified above, except for notices of a change of address, which shall be deemed duly given on the date of receipt.

12. BINDING UPON SUCCESSORS; ASSIGNMENTS. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors and legal representatives of the Parties hereto. This Agreement may not be assigned by any Party without the prior written consent of the other Parties hereto; provided that Musicow Asset and Musicow US Vol. I may assign this Agreement to an entity controlling, controlled by, or under common control with such entity.

13. EXPENSES. Except as otherwise provided herein, each of the Parties hereto shall pay such Party’s own costs and expenses incurred or to be incurred by such Party in negotiating and preparing this Agreement and carrying out the transactions and fulfilling its respective obligations contemplated hereby.

14. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, including, without limitation, all Exhibits hereto, constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, representations and understandings of the Parties, whether oral or written. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making such waiver.

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15. APPLICABLE LAW. This Agreement shall be interpreted, construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the United States of America and the laws of the State of New York applicable to agreements made and to be performed wholly within such State. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in New York County in the State of New York before three arbitrators. Regardless of the outcome of the arbitration, and notwithstanding any JAMS rule to the contrary, each side shall bear an equal share of the costs of the arbitration imposed by JAMS. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and, at the election of the side commencing the arbitration, (i) in accordance with the Expedited Procedures in those Rules, or (ii) pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude either side from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

16. SEVERABILITY. If any provision or portion of this Agreement shall be invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provision or portion as is necessary to make such provision or portion valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provision or portion of this Agreement.

17. LEGAL ACTION. If any legal action, arbitration or other proceeding of any kind or nature is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default and/or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding in addition to any other relief to which such Party or Parties may be entitled.

18. NO NOTICE OF DEFECT. The fact that Musicow Asset and/or Musicow US Vol. I shall have acquired any information or been furnished with various agreements, licenses, documents and other papers relating to Musicow IP, the Copyrights, the Royalty Streams and/or the Works, or that the foregoing shall have been made available to Musicow Asset and/or Musicow US Vol. I, shall not:

18.1 Constitute notice to Musicow Asset and/or Musicow US Vol. I of any defect in the right of Musicow IP to enter into this Agreement or of Musicow IP to execute any of the agreements or other instruments executed or to be executed pursuant to this Agreement;

18.2 Constitute notice to Musicow Asset and/or Musicow US Vol. I of any incapacity or inability of Musicow IP to make any of the warranties, representations, undertakings, covenants or agreements made by Musicow IP in this Agreement, in any of the Exhibits annexed hereto or in any of the statements, certificates, documents or other instruments submitted or to be submitted pursuant to this Agreement, except as otherwise set forth in Section 2.2 above; or

18.3 Prevent Musicow Asset and/or Musicow US Vol. I from enforcing any of their respective rights pursuant to this Agreement with respect to any of the foregoing.

19. CONFIDENTIALITY. Neither Musicow IP, Musicow Asset nor Musicow US Vol. I shall make or authorize any statement to the media regarding the subject matter of this Agreement without the other Parties’ prior written consent or pursuant to a press release mutually agreed upon by Artist, Musicow Asset and Musicow US Vol. I. All Parties hereto shall maintain as strictly confidential the provisions of this Agreement other than (i) to exercise their respective rights hereunder, (ii) for purposes of disclosure to potential Investors in connection with the Reg A Offering; and/or (iii) and other than with respect to disclosures made for reasonable business purposes to each Party’s accountants, financial advisors and/or attorneys or pursuant to law.

20. HEADINGS. The headings of the sections contained in this Agreement are supplied for convenient reference only and do not form a part hereof or in any way modify, interpret or construe the intention of the parties.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date set forth above.

FOR MUSICOW US VOL. I, LLC as the Company Manager

By:	/s/ Paul Baik
Name:	Paul Baik
Title:	Manager

3/3/2025
Date fully executed

FOR MUSICOW IP US, LLC

By:	/s/ Marcus Sanchez
Name:	Marcus Sanchez
Title:	Manager

3/3/2025
Date fully executed

FOR MUSICOW ASSET US, LLC

By:	/s/ Paul Baik
Name:	Paul Baik
Title:	Manager

3/3/2025
Date fully executed

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EXHIBIT A

(The Works Subject to the Copyrights)

Title of Work	Type of Work- Master/ Musical Composition	Artist Ownership interest in the Copyright	Royalty Shares: Percentage to be Transferred to Musicow US Vol. I	Copyright Registration Number

Mr Know It All	Composition	5%	100%	PA0001771870 / PA0001851190

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Exhibit B

BD Shares Dividend Payable to Musicow IP

Total Secondary Trading Volume	Share of Net Amounts
$0 – $1,000,000	50%
$1,000,001 – $3,000,000	51%
$3,000,001 – $5,000,000	52%
$5,000,001 – $10,000,000	53%
$10,000,001 – $20,000,000	54%
> $20,000,000	55%

“Net Amounts” shall be calculated as follows:

(i) The ATS Operator shall calculate its net profits with respect to transactions in Interests effected on the ATS (“ATS Net Profits”) by subtracting from the gross revenues earned by the ATS Operator attributable to such transactions the ATS Operator’s fees plus any verifiable costs incurred by the ATS Operator related to such transactions;

(ii) A percentage of such ATS Net Profits shall be paid to Musicow Asset as a dividend on the BD Shares as agreed upon by Musicow Asset and the ATS Operator;

(iii) Musicow Asset shall deduct from the dividends so received by it its operating costs incurred in connection with the transactions in Interests effected on the ATS. The resulting number shall equal Net Amounts.

(iv) In any event, the maximum aggregate Net Amounts paid to Musicow IP shall not exceed a sum equal to the number of transactions in the Interests effected on the ATS times $0.12.